EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-58295 on Form S-8 of MainSource Financial Group, Inc. of our report dated June 24, 2014 appearing in this Annual Report on Form 11-K of MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

June 24, 2014